Exhibit 10.3

October [•], 2024

[Name]

At the Address on File with the Company

Dear [Name]:

This is your Retention Letter Agreement (the “Agreement”) with Vector Group Ltd. (the “Company”). Reference is made to that certain Agreement and Plan of Merger, dated as of August 21, 2024 (the “Merger Agreement”), by and among JTI (US) Holding Inc., Vapor Merger Sub Inc. (“Merger Sub”) and the Company, pursuant to which Merger Sub will merge with and into the Company (the “Merger”). In recognition of your role as a key employee of the Company and the importance of your contributions in anticipation of the Merger, you have been selected to receive a retention award (a “Retention Award”) in accordance with the terms of this Agreement. Your right to receive the Retention Award described herein is contingent on the occurrence of the Closing and is subject to the terms and conditions set forth herein. In the event the Merger Agreement terminates by its terms and the Closing has not occurred, this Agreement will terminate and be of no force or effect. Capitalized terms not otherwise defined herein shall have the meaning set forth in the Merger Agreement.

1.	Retention Award Amount and Payment Timing

You are awarded a Retention Award of $[●], 100% of which will vest upon the earlier of (i) the [twelve (12) month]1[six (6) month]2 anniversary of the Closing Date, subject to your continuous service through such date, and (ii) the date on which your employment is terminated by the Company without Cause (as defined in the Company’s 2023 Management Incentive Plan) following the Closing Date (each, a “Vesting Date”), and, in each case, will be payable no later than the second regularly scheduled payroll date following the applicable Vesting Date. The Retention Award will be in addition to (and will not be in lieu of) any annual discretionary bonus, commissions or other incentive compensation amounts you may otherwise be entitled to receive (or may become entitled to receive) from the Company.

For the avoidance of doubt, in the event that, prior to the applicable Vesting Date, your employment with the Company is terminated for any reason (other than by the Company without Cause), you will not be entitled to receive the Retention Award, and the Retention Award will terminate and be forfeited.

1 Note to Draft: In the case of Retention Award recipients that are employees of the New Valley realty division.

2 Note to Draft: In the case of every other Retention Award recipient.

2.	Other Terms

All payments under this Agreement will be less any taxes required to be withheld under applicable federal, state or local law. The Retention Award will not be taken into account in computing the amount of salary or compensation to determine any bonus, retirement, or other benefit under any Company benefit plan or arrangement.

You will not have any right to transfer, assign, pledge, alienate or create a lien upon the Retention Award. If you forfeit the Retention Award prior to the Closing, the Company may reallocate the award to other eligible employees. Nothing in this Agreement is intended to suggest any guaranteed period of continued employment and your employment will at all times continue to be terminable by you or the Company. This Agreement will be binding on any successor to the Company.

This Agreement will be governed by, and construed in accordance with, the laws of the state of Delaware, without giving effect to any conflict of law rules thereof that would require or permit the application of the law of another jurisdiction. The payments under this Agreement are intended to be “short-term deferrals” that do not constitute “deferred compensation” subject to Section 409A of the Internal Revenue Code and the regulations promulgated thereunder (“Section 409A”). The parties agree to interpret and administer this Agreement in a manner such that the payments and benefits described herein are intended to be exempt from Section 409A to the maximum extent possible and, if not exempt, otherwise comply with Section 409A. In no event may you, directly or indirectly, designate the calendar year of payment. Notwithstanding anything contained herein to the contrary, you will not be considered to have terminated employment with the Company for purposes of this Agreement unless you would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

[Signature Page Follows]

We thank you for the service you have rendered in the past and look forward to your contribution to the success of the Company. Please acknowledge your acceptance of this Agreement by signing where indicated below and return it to the Company as soon as possible.

Sincerely,

VECTOR GROUP LTD.

By:	Howard M. Lorber
Title:	President and Chief Executive Officer

Accepted and Agreed:

[Name]

[Signature Page to Retention Letter Agreement]